Exhibit 99.1

Mechanical Technology Announces Completion of Soluna Computing Acquisition and Special Shareholder Meeting Results

Adds 300 MW Pipeline Under LOI; Monetizing Wasted Renewable Energy Production from Wind & Solar Farm Owners

ALBANY, N.Y., November 2, 2021 – Mechanical Technology, Incorporated (“MTI” or the “Company”), (NASDAQ: MKTY), the parent company of EcoChain, Inc. (“EcoChain”), a cryptocurrency mining business powered by renewable energy, and MTI Instruments, Inc. (“MTI Instruments”), a test and measurement instruments and systems business, today announced that it has completed the acquisition of Soluna Computing, Inc. (“SCI”), which now becomes a wholly-owned subsidiary of EcoChain. The combination allows SCI to more easily access capital and resources necessary to scale its renewable energy-powered data center solution more quickly and efficiently. MTI will shortly change its name to “Soluna Holdings, Inc.”

With the closing of the transaction, MTI gains access to all of SCI’s assets, including its 300MW (megawatt) pipeline that is currently under letters of intent (“LOI”), bringing EcoChain’s combined total to 350MW, with over 200MW more under active development. Additionally, EcoChain has now directly employed or retained SCI’s top-tier technical and management team, bringing expertise in project development, energy markets, project finance and computing technology. Additionally, the Board of Directors of MTI elected John Belizaire, who served as Chief Executive Officer and a director of SCI until its acquisition by EcoChain, and who now serves as President and Chief Executive Officer of EcoChain, and John Bottomley, a director of SCI until the acquisition, to the MTI Board.

Michael Toporek, CEO of MTI, stated, “We are extremely excited to announce the closing of the SCI acquisition as we enter our next growth phase. This is clearly a monumental event for the Company and brings MTI into the ranks with its larger peer group based on its development pipeline. As we continue to execute and build out 100MW to 150MW of our pipeline and managing 4 Exhash in total next year, we look forward to commanding a proper valuation.”

Financial Highlights

MTI continues to develop its business in a capital-efficient fashion with the acquisition of SCI. MTI is issuing consideration to SCI as value is received to prevent any earnings dilution. Certain terms of the transaction are summarized below:

●	92% of total consideration is contingent upon projects coming online

●	Up to 2,970,000 shares of MTI common stock to be issued based on building out an additional 150MW:

o	Contingent shares are not issued, escrowed or outstanding at closing

o	For earnings per share calculations, the number of shares outstanding only changes when revenues are about to increase from a project coming online

In addition, as the result of the approval by MTI’s stockholders of the issuance of such shares at its special meeting of stockholders, discussed below, pursuant to the Termination Agreement dated as of August 11, 2021, by and among MTI, EcoChain, and Harmattan Energy, Ltd. (“HEL”), on November 5, 2021, MTI will issue to HEL 150,000 shares of its common stock and EcoChain will pay HEL $725,000 and reimburse HEL $75,000 for transaction-related fees and expenses, and the existing Operating and Management Agreements between HEL and EcoChain will be terminated.

On October 29, 2021, MTI held a special meeting of its stockholders. There were 9,235,589 shares of MTI common stock represented in person or by proxy at the special meeting, constituting approximately 72.72% of the outstanding shares of MTI common stock on August 30, 2021, the record date for the special meeting, establishing a quorum.

About MTI

MTI is the parent company of MTI Instruments, Inc. and EcoChain, Inc. Through EcoChain, MTI develops cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. Through MTI Instruments, MTI is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real-world applications in numerous industries. Those include manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. For more information about MTI, please visit https://www.mechtech.com.

Forward Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Company’s Registration Statement on Form S-1 (File No. 333-257300), as amended; and (2) other risks and uncertainties that may be detailed from time to time in MTI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Lisa Brennan
lbrennan@mtiinstruments.com

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
Ksmith@pcgadvisory.com